Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton
One Franklin Parkway
San Mateo, CA 94403-1906


By: /s/Virginia E. Rosas

Virginia E. Rosas
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.